Exhibit 99.2

GlycoGenesys Initiates Clinical Trial of GCS-100LE In Multiple Cancers

Company Plans Phase II Trials Once The Maximum Tolerated Dose is Reached

BOSTON—(BUSINESS WIRE)—May 12, 2004—GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company focused on carbohydrate drug development, announced today that it has initiated a Phase I dose escalation clinical trial in multiple solid tumor cancer indications evaluating GCS-100LE at Sharp Clinical Oncology Research in San Diego, CA. Dr. Charles Redfern is the Principal Investigator of the study.

GCS-100LE is a substantially ethanol-free formulation of the Company’s cancer drug candidate GCS-100®. Preclinical and toxicology data support dose escalations above the 80 mg/m2 reached in a previous clinical trial, as well as the use of a daily dosing regimen to potentially achieve the maximal biological effect of GCS-100LE in humans. GlycoGenesys developed this formulation of GCS-100 to avoid potential ethanol-related adverse events at higher dose levels in future trials. Further, GlycoGenesys believes this ethanol removal has increased GCS-100’s potential for development as an anticancer therapeutic administered alone or in combination with a variety of cancer therapies.

Preclinical data, including data reported in June 2003 at an American Society of Clinical Oncology (ASCO) Industry Sponsored Satellite Symposium, supports the potential synergy of GCS-100 in combination with approved chemotherapies.

Dr. Redfern commented, “I look forward to seeing what this promising cancer drug candidate may achieve at higher dose levels, as well as establishing a dose and regimen that can be used in Phase II trials. I am encouraged by the early signs of clinical activity in previous trials including periods of stable disease, tumor shrinkage and a partial response.”

About The Trial

This is a prospective, Phase I, dose-escalation study designed to evaluate the safety, pharmacokinetics and maximally tolerated dose of GCS-100LE in patients with advanced cancer. Up to 30 patients are expected to enroll in the study.

The primary objective of the study is to establish the maximally tolerated dose (or the recommended dose for Phase II trials) of GCS-100LE in patients with advanced cancer. The secondary objectives are to observe patients for any evidence of anti-tumor activity and investigate the pharmacokinetics of GCS-100LE.

Three to six patients per dose level will be enrolled until the maximum tolerated dose is reached. Each treatment cycle consists of five daily infusions of GCS-100LE followed by two weeks off treatment. Cycles will be repeated until disease progression is documented or withdrawal from the trial due to an adverse event.

Timing of Additional Clinical Trials

The Company will determine appropriate cancer indications for Phase II clinical trials based on an evaluation of pre-clinical research and clinical data. Preclinical research is being conducted at Dana Farber Cancer Center, Boston, St. Bartholomew’s and The Royal School of Medicine, London, and the University of Arizona. Based on preliminary data from these studies, the Company is considering a number of indications in areas where there is an unmet clinical need to identify potentially shorter routes to regulatory approval. This determination will be made in consultation with the Company’s distinguished Scientific Advisory Board, leading scientific collaborators and clinical investigators involved in the past and current GCS-100 programs.

Phase II trials are planned to test GCS-100LE as a monotherapy in late 2004 or early 2005. The Company plans to request Fast Track Drug Designation from the FDA to help expedite the development and approval process for GCS-100LE as a monotherapy.

In late 2004 or early 2005, the Company also plans to commence human clinical testing of GCS-100LE in combination with approved chemotherapeutic agents.

GCS-100

GCS-100 is a complex carbohydrate. Complex carbohydrates have been shown to modulate cell processes such as cell-cell adhesion, cell migration, and proliferation through interference with carbohydrate-binding receptors such as galectin-3. Based on bioassays and animal models, GCS-100 acts by multiple modes of action affecting apoptosis (via mitochondrial depolarization), anti-angiogenesis (by interfering with VEGF from binding to endothelial cells), and metastasis (via interaction with galectin-3). The first two of these mechanisms are well established and validated therapeutic targets of approved cancer treatments.

GlycoGenesys, Inc.

GlycoGenesys is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials for both colorectal and pancreatic cancers. The Company’s most recently completed Phase I dose escalation trial evaluated GCS-100 up to 80 mg/m2 at Sharp Clinical Oncology Research in San Diego, California. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: GlycoGenesys Inc.	The Ruth Group

Senior Vice President and CFO	David Walsey(investors)
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or	or
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